Exhibit 10.5

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of January 11, 2022 (“Agreement”), by and among Western Acquisition Ventures Corp., a Delaware corporation (“Company”), each stockholder of the Company listed on Exhibit A hereto (the “Stockholders” and each, a “Stockholder”), and American Stock Transfer & Trust Company, a New York limited purpose trust company (“Escrow Agent”).

WHEREAS, the Company was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination (a “Business Combination”) with one or more businesses or entities.

WHEREAS, On June 9, 2021, Western Acquisition Ventures Sponsor LLC (“Sponsor”) purchased 4,312,500 shares of the Company’s Common Stock (“Common Stock”), par value $0.0001 per share, for an aggregate purchase price of $25,000, which includes 1,207,500 representative shares transferred from the Sponsor to an affiliate of A.G.P./Alliance Global Partners (“A.G.P.”) on June 16, 2021 for $ 7,000 (up to 157,500 of which are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part). On November 22, 2021, the Company effected a 2:3 split of its Common Stock, and A.G.P. sold back to the Sponsor 55,000 founder shares for $478.26, such that the Sponsor owns 2,125,000 founder shares, and A.G.P. owns 750,000 founder shares (of which 277,174 founder shares and 97,826 founder shares, respectively, are subject to forfeiture to the extent that the over-allotment option is not exercised in full or in part so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding shares after this offering).

WHEREAS, the Company has entered into an Underwriting Agreement, dated January 11, 2022 (“Underwriting Agreement”), with A.G.P. (the “Representative”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company, excluding an additional 1,150,000 Units if the Representative exercises the over-allotment option in full. Each Unit consists of one share of Common Stock and one warrant (“Warrant”). Each Warrant entitles the holder to purchase one (1) share of Common Stock at a price of $11.50 per whole share, subject to adjustment. The Company’s Common Stock, Units, and Warrants are more fully described in the Company’s final Prospectus, dated January 5, 2022 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333 -260384) under the U.S. Securities Act of 1933, as amended (“Registration Statement”), declared effective on January 11, 2022 (“Effective Date”).

WHEREAS, the Sponsor and A.G.P., as the Stockholders hereunder, have agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company in escrow as hereinafter provided.

WHEREAS, the Company and each Stockholder desire that the Escrow Agent accept the shares of Common Stock, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.    Appointment of Escrow Agent. The Company and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.     Deposit of Shares. On or before the Effective Date, each Stockholder’s shares of Common Stock set forth on Exhibit A hereto shall be deposited in escrow, to be held and disbursed subject to the terms and conditions of this Agreement. Each Stockholder acknowledges that the shares deposited in escrow will be legended to reflect the deposit of such shares under this Agreement.

3.     Disbursement of the Escrow Shares.

3.1     If the over-allotment option to purchase all or a portion of the additional 1,150,000 Units of the Company is not exercised in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), each Stockholder agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of shares of Common Stock determined by multiplying 375,000 by a fraction, (i) the numerator of which is 1,150,000 minus the number of shares of Common Stock included in the Units purchased by the Underwriters upon the exercise of the over-allotment option, and (ii) the denominator of which is 1,150,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with the exercise thereof.

3.2     Except as otherwise set forth herein, the Escrow Agent shall hold the shares remaining after any cancellation required pursuant to Section 3.1 above (such remaining shares to be referred to herein as the “Escrow Shares”) until the earlier of (i) the one year after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s public stock holders to have the right to exchange their shares of Common Stock for cash, securities or other properties. Notwithstanding the foregoing, the shares of the Company’s Common Stock held in escrow will be released from the escrow account if, on the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period following 150 days after the consummation of the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (such period of time during which the Escrow Shares are held in escrow, the “Escrow Period”). Upon the achievement of any of the conditions set forth above, the Company shall promptly provide notice to the Escrow Agent, in form reasonably acceptable to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Stockholder’s Escrow Shares to each Stockholder. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.2.

3.3     Notwithstanding the provisions of Section 3.2, if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company’s Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) is being liquidated, then the Escrow Agent shall deliver the certificates representing the Escrow Shares of each Stockholder promptly after the public stockholders are paid the liquidating distributions and shall have no further duties hereunder.

4.     Rights of Stockholders in Escrow Shares.

4.1     Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, each Stockholder shall retain all of its rights as a stockholder of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2     Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to each Stockholder, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3     Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) to officers, directors, consultants, or affiliates of each Stockholder or the Company, (ii) to the Stockholders or their respective affiliates, or to the Company’s officers, directors, advisors and employees, or as a distribution to a Stockholder’s partners, stockholders or members upon its liquidation, (iii) by bona fide gift to a member of holder’s immediate family or to a trust, the beneficiary of which is a holder or a member of a holder immediate family for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death of a holder, (v) pursuant to a qualified domestic relations order binding on a Sponsor, (vi) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (vii) to the Company for no value for cancellation in connection with the consummation of a Business Combination or (vii) by private sales of the Escrow Shares made at or prior to the consummation of a Business Combination at prices no greater than the price at which the Escrow Shares were originally purchased; provided, however, that except for clause (vii) or with the Company’s prior written consent, such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by each Stockholder transferring the shares.

4.4     Insider Letter. Each Stockholder has executed a letter agreement with the Company and the Representative, dated as of the date hereto, the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of each Stockholder in certain events, including, but not limited to, the liquidation of the Company.

5.     Concerning the Escrow Agent.

5.1     Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2     Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3     Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4     Further Assurances. From time to time on and after the date hereof, the Company and each Stockholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5     Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Shares over to a successor escrow agent appointed by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6     Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed.

5.7     Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8     Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.     Miscellaneous.

6.1     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2     Third Party Beneficiaries. Each of the parties to this Agreement hereby acknowledges that the Representative is a third party beneficiary of this Agreement.

6.3     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

6.4     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6     Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Company, to:

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, New York 10004

Attn: Stephen Christoffersen

E-mail: schristoffersen@westacqventures.com

with a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

Attn: Aron Izower, Esq., Wendy Grasso, Esq. and Marc Hauser, Esq.

Email:AIzower@reedsmith.com; WGrasso@reedsmith.com; and MHauser@reedsmith.com

If to each Stockholder, to its address set forth in Exhibit A.

and if to the Escrow Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Relationship Management

Email: admin12@astfinancial.com

A copy of any notice sent hereunder shall be sent to:

A.G.P./Alliance Global Partners.

590 Madison Avenue, 28th Floor

New York, NY 10022

Attn: Thomas J. Higgins

Email: thiggins@allianceg.com

with a copy to:

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attn: Oded Har-Even, Esq. and Ron Ben-Bassat, Esq.

E-mail: ohareven@sullivanlaw.com; rbenbassat@sullivanlaw.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7     Liquidation of the Trust Account. The Company shall give the Escrow Agent written notification of the liquidation of the Trust Account in the event that the Company fails to consummate a Business Combination within the time period specified in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

6.8     Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ Stephen Christoffersen

Name:	Stephen Christoffersen

Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Barbara J. Robbins

Name:	Barbara J. Robbins

Title:	Sr. Vice President

WESTERN ACQUISITION VENTURES SPONSOR LLC

By:	/s/ William Lischak

Name:	William Lischak

Title:	Managing Member

A.G.P./ALLIANCE GLOBAL PARTNERS CORP

By:	/s/ Thomas J. Higgins

Name:	Thomas J. Higgins

Title:	Managing Director

[Signature Page to Stock Escrow Agreement]

EXHIBIT A

Number
Name and Address of Sponsor	of Shares
Western Acquisition Ventures Sponsor LLC 42 Broadway, 12th Floor New York, New York 10004	2,125,000
A.G.P./Alliance Global Partners Corp	750,000
TOTAL	2,875,000

A-1